SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

(AMENDMENT NO. 1)*

Cellcom Israel Ltd.
_____________________________________________
(Name of Issuer)

Ordinary Shares, NIS 0.01 Par Value Per Share
_____________________________________________
(Title of Class of Securities)

M2196U109
_____________________________________________
(CUSIP Number)

12/31/2009
_____________________________________________
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 4 Pages

CUSIP NO.  M2196U109                                                                13G                                Page 2 of 4 Pages

1.	NAME OF REPORTING PERSONS

Massachusetts Financial Services Company ("MFS")

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(SEE INSTRUCTIONS)

a)           ☐           (b)           ☐

Not Applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

4,403,654 ordinary shares

6.	SHARED VOTING POWER

None

7.	SOLE DISPOSITIVE POWER

4,843,274 ordinary shares

8.	SHARED DISPOSITIVE POWER

None

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,843,274 ordinary shares, consisting of shares beneficially owned by MFS and/or certain other non-reporting entities.

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

Not Applicable

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.9

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA

Schedule 13G                                                                                                Page 3 of 4 Pages

ITEM 1:	(a)	NAME OF ISSUER:

See Cover Page

(b)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

10 Hagavish Street
Netanya, Israel 42140

ITEM 2:	(a)	NAME OF PERSON FILING:

See Item 1 on page 2

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

500 Boylston Street
Boston, MA  02116

(c)           CITIZENSHIP:

See Item 4 on page 2

(d)           TITLE OF CLASS OF SECURITIES:

See Cover Page

(e)           CUSIP NUMBER:

See Cover Page

ITEM 3:	The person filing is an investment adviser in accordance with
Rule 13d-1(b)(1)(ii)(E)

ITEM 4:	OWNERSHIP:

(a)           AMOUNT BENEFICIALLY OWNED:

See Item 9 on page 2

(b)           PERCENT OF CLASS:

See Item 11 on page 2

(c)	NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS (SOLE AND SHARED):

See Items 5-8 on page 2

ITEM 5:	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:	☒

Schedule 13G                                                                                                Page 4 of 4 Pages

ITEM 6:	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7:	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

Not Applicable

ITEM 8:	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:	NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10:	CERTIFICATIONS:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:           February 3, 2010

Massachusetts Financial Services Company

By:           /s/ DANIEL W. FINEGOLD
Daniel W. Finegold
Vice President and Assistant Secretary